Exhibit 99.1

The Container Store Group, Inc. Announces Third Quarter Fiscal 2019 Financial Results

Comparable Store Sales up 3.0%;  Consolidated Net Sales up 3.2%

Custom Closets up 10.2%, contributing 420 basis points to overall Comparable Store Sales

EPS of $0.05 inclusive of approximately $3.0 million, or  $0.04 per share, in New Distribution Center and Marketing Investments

Reaffirms Fiscal 2019 Outlook

Coppell, TX — February 4, 2020 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the third quarter of fiscal 2019 ended December 28, 2019.

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Consolidated net sales were $228.7 million, up 3.2%.  Net sales in The Container Store retail business (“TCS”)  were $212.0 million, up 3.5%.  Elfa International AB (“Elfa”) third-party net sales were $16.7 million, consistent with the prior year period, however, excluding the impact of foreign currency translation, Elfa third-party sales were up 6.6%.

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Comparable store sales increased 3.0%, with Custom Closets up 10.2%, contributing 420 basis points of the increase in comparable store sales, and all other product categories were down 2.0%, negatively contributing the remaining 120 basis points.  The decline in other product categories was more than entirely driven by an expected decrease in holiday departments’ sales, which declined 12.2% and negatively contributed 200 basis points.

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Consolidated net income and net income per share (“EPS”) was $2.4 million and $0.05 compared to net income of $9.3 million and $0.19, respectively, in the third quarter of fiscal 2018.  Adjusted net income per share (“Adjusted EPS”) was $0.05 compared to $0.07 in the third quarter of fiscal 2018 (see Reconciliation of GAAP to Non-GAAP Financial Measures table). Third quarter fiscal 2019 EPS includes approximately $0.04 per share in investments related to the second distribution center and incremental Custom Closets marketing.

Melissa Reiff, Chief Executive Officer commented, “We are very pleased to deliver a strong third quarter performance which was largely in line with our expectations, as we continued to successfully execute against our number one strategic priority; to grow our Custom Closets business. As we expected, sales in our holiday departments declined compared to last year, but our focus on our everyday products and solutions during the holiday period more than offset the holiday departments’ sales challenges. We continue to make changes to profitably maximize this portion of our offering going forward.”

Ms. Reiff continued, “We are focused on the execution of our strategic priorities and we are making good progress against each of them. We are just beginning to realize the benefits of our investment in our new distribution center including the associated freight savings, as well as significant improvements in customer delivery times, which are expected to ramp up as we move into fiscal 2020. Our marketing investments to expand awareness of our Custom Closets offerings and capabilities are also driving the desired outcomes. We look forward to continuing to capitalize on the opportunities to grow our share of this estimated $6 billion Custom Closets addressable market, and enter the final quarter of our fiscal year in a strong position to deliver against our previously provided outlook.”

Third Quarter Fiscal 2019 Results

For the third quarter (thirteen weeks) ended December 28, 2019:

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Consolidated net sales were $228.7 million, up 3.2% as compared to the third quarter of fiscal 2018. Net sales at TCS were $212.0 million, up 3.5%,  driven by an increase in comparable store sales of 3.0%, combined with incremental sales from new stores. Elfa third-party net sales were $16.7 million, consistent with the third quarter of fiscal 2018, however, excluding the impact of foreign currency translation, Elfa third-party sales were up 6.6%.

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Consolidated gross margin was 58.8%, an increase of 10 basis points, compared to the third quarter of fiscal 2018. TCS gross margin decreased 80  basis points to 57.6%,  primarily due to successful marketing and merchandising campaigns that drove a higher mix of lower margin service sales in the third quarter of fiscal 2019. The decrease was partially offset by improvement in foreign currency. Elfa gross margin increased 530 basis points primarily due to lower direct material costs and production efficiencies. Consolidated gross margin improved 10 basis points primarily due to the improvements in Elfa’s gross margin during the third quarter of fiscal 2019.

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Consolidated selling, general and administrative expenses (“SG&A”) increased by 3.0% to $112.0 million in the third quarter of fiscal 2019 from $108.7 million in the third quarter of fiscal 2018. SG&A as a percentage of net sales was flat primarily due to incremental Custom Closets marketing expenses, offset by leverage of fixed payroll and occupancy costs due to higher sales.

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Pre-opening costs increased to $2.5 million in the third quarter of fiscal 2019 as compared to $0.7 million in the third quarter of fiscal 2018. The increase is primarily due to $2.2 million of net costs associated with the opening of the second distribution center. The company opened one relocation store in the third quarter of fiscal 2019 as compared to opening two relocation stores in the third quarter of fiscal 2018.

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Consolidated net interest expense decreased 14.5% to $5.1 million in the third quarter of fiscal 2019 from $6.0 million in the third quarter of fiscal 2018. The decrease is primarily due to lower interest rates, combined with a lower principal balance on the Senior Secured Term Loan Facility (the “Term Loan Facility”).

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The effective tax rate was 43.9% in the third quarter of fiscal 2019, as compared to -72.8% in the third quarter of fiscal 2018. The increase in the effective tax rate is primarily due to the benefit of the finalization of the one-time transition tax on foreign earnings in the third quarter of fiscal 2018.

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Net income was $2.4 million, or $0.05 per share, in the third quarter of fiscal 2019 compared to net income of $9.3 million, or $0.19 per share in the third quarter of fiscal 2018. Adjusted net income was $2.4 million, or $0.05 per share, in the third quarter of fiscal 2019 compared to adjusted net income of $3.5 million, or $0.07 per share in the third quarter of fiscal 2018 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•	Adjusted EBITDA (see Reconciliation of GAAP to Non-GAAP Financial Measures table) was $22.0 million in the third quarter of fiscal 2019 compared to $21.8 million in the third quarter of fiscal 2018.

For the year-to-date (thirty-nine weeks) ended December 28, 2019:

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Consolidated net sales were $674.6 million, up 5.1% as compared to the thirty-nine weeks ended December 29, 2018. Net sales at TCS were $628.3 million, up 5.8%,  compared to the thirty-nine weeks ended December 29, 2018,  with the increase driven by a comparable store sales increase of 5.3%, as well as incremental sales from new stores. Elfa third-party net sales were  $46.3 million, down 3.4% compared to the thirty-nine weeks ended December 29, 2018, due to the negative impact of foreign currency translation.

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Consolidated gross margin was 58.0%, a decrease of 50 basis points compared to the thirty-nine weeks ended December 29, 2018. TCS gross margin decreased 70 basis points to 57.3%,  primarily due to successful marketing and merchandising campaigns that drove a higher mix of lower margin service sales. The decrease was partially offset by improvement in foreign currency.  Elfa gross margin increased 220 basis points primarily due to production efficiencies and lower direct materials costs. Consolidated gross margin declined 50 basis points primarily due to the decline in TCS’s gross margin during the thirty-nine weeks ended December 28, 2019.

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Consolidated SG&A increased by 4.2% to $334.3 million from $320.9 million in the thirty-nine weeks ended December 29, 2018. SG&A as a percentage of net sales decreased 40 basis points. This was primarily due to Optimization Plan expenses incurred in the thirty-nine weeks ended December 29, 2018, partially offset by incremental Custom Closets marketing expenses incurred in the thirty-nine weeks ended December 28, 2019.

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Pre-opening costs increased to $6.0 million in the thirty-nine weeks ended December 28, 2019 as compared to $1.9 million in the thirty-nine weeks ended December 29, 2018. The increase is primarily due to $5.0 million of net costs associated with the opening of the second distribution center. The Company opened two new stores, including one relocation, in the thirty-nine weeks ended December 28, 2019 as compared to opening four new stores, including two relocations, in the thirty-nine weeks ended December 29, 2018.

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Consolidated net interest expense decreased 23.7% to $16.2 million in the thirty-nine weeks ended December 28, 2019 from $21.3 million in the thirty-nine weeks ended December 29, 2018, primarily due to lower interest rates on the Term Loan Facility.

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The effective tax rate was 42.2% in the thirty-nine weeks ended December 28, 2019, as compared to 3135.6% in the thirty-nine weeks ended December 29, 2018. The decrease in the effective tax rate is primarily due to the benefit for the remeasurement of deferred tax balances recorded in the first quarter of fiscal 2018 as a result of a change in the Swedish tax rate and the benefit of the finalization of the one-time transition tax on foreign earnings in the third quarter of fiscal 2018.

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Net income  was $2.0 million, or  $0.04 per share in the thirty-nine weeks ended December 28, 2019, as compared to net income of $5.8 million, or $0.12 per share in the thirty-nine weeks ended December 29, 2018. Adjusted net income was $2.2 million, or $0.05 per share in the thirty-nine weeks ended December 28, 2019,  as compared to adjusted net income of $4.3 million, or $0.09  per share in the thirty-nine weeks ended December 29, 2018 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

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Adjusted EBITDA (see Reconciliation of GAAP to Non-GAAP Financial Measures table) was $55.1 million in the thirty-nine weeks ended December 28, 2019 compared to $58.6 million in the thirty-nine weeks ended December 29, 2018. The decrease in Adjusted EBITDA was primarily due to incremental Custom Closets marketing expenses incurred in the first thirty-nine weeks of fiscal 2019.

Balance sheet and liquidity highlights:

(In thousands)	December 28, 2019	December 29, 2018
Cash	$13,971	$20,969
Total debt, net of deferred financing costs	$305,711	$304,913
Liquidity (1)	$64,097	$90,056
Free cash flow (2)	$(30,432)	$(3,505)

(1) Cash plus availability on revolving credit facilities.

(2) Represents fiscal thirty-nine week periods only. See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Outlook

The Company is maintaining its outlook for fiscal 2019 as follows:

Fiscal 2019 Outlook
Net sales	At to slightly above previously provided range of $915 million to $925 million
New store openings and store relocations	2 openings, including 1 relocation (2)
Comparable store sales	At to slightly above previously provided range of up 2.0% to up 3.0%
Net income per common share (1)	Towards the low end of previously provided range of $0.41 to $0.51
Adjusted net income per common share (1) (3)	Towards the low end of previously provided range of $0.41 to $0.51
Assumed tax rate	30%
Estimated share count	49 million

(1) Includes approximately $6 million, or $0.09 per common share of net costs associated with the opening of a second distribution center in Aberdeen, MD.

(2) The Company opened a new store in Memphis, TN during the second quarter of fiscal 2019. Additionally, the Company relocated an existing store in Dallas, TX during the third quarter of fiscal 2019.

(3) See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Conference Call Information

A conference call to discuss third quarter fiscal 2019 financial results is scheduled for today, February 4,  2020, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407‑3982 (international callers please dial (201) 493‑6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512‑2921 (international callers please dial (412) 317‑6671). The pin number to access the telephone replay is 13698020. The replay will be available until March 4,  2020.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about our future opportunities; expectations regarding our goals, strategies, priorities and initiatives; plans to drive more brand awareness and attain market share gains; statements regarding the growth of and addressable market for our Custom Closets business; expectations regarding changes to profitably maximize holiday department sales; statements regarding our second distribution center, including anticipated savings and expected improvements in customer delivery times; and our anticipated financial performance and tax rate for fiscal 2019.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our optimization plan may not result in improved sales and profitability; our inability to open or relocate new stores, or remodel existing stores, in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; risks relating to the opening of a  second distribution center; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet-based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; effects of tax reform; and uncertainty with respect to tax and trade policies, tariffs and government regulations affecting trade between the United States and other countries.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10‑K filed with the Securities and Exchange Commission, or SEC, on May 30, 2019, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading retailer of storage and organization products and solutions – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to help customers accomplish projects, maximize their space and make the most of their home. The Container Store also offers a full suite of custom closets designed to accommodate all sizes, styles and budgets.

Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for inspiration, tips and real solutions to everyday organization challenges, and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated statements of operations

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands, except share and per share amounts) (unaudited)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net sales	$228,657	$221,637	$674,609	$641,913
Cost of sales (excluding depreciation and amortization)	94,292	91,580	283,633	266,510
Gross profit	134,365	130,057	390,976	375,403
Selling, general, and administrative expenses (excluding depreciation and amortization)	111,972	108,688	334,281	320,949
Stock-based compensation	799	632	2,575	1,987
Pre-opening costs	2,482	691	5,988	1,918
Depreciation and amortization	9,689	8,887	28,137	27,352
Other (income) expenses	(1)	80	375	297
Gain on disposal of assets	(8)	(324)	(12)	(284)
Income from operations	9,432	11,403	19,632	23,184
Interest expense, net	5,134	6,008	16,245	21,293
Loss on extinguishment of debt	—	—	—	2,082
Income (loss) before taxes	4,298	5,395	3,387	(191)
Provision (benefit) for income taxes	1,886	(3,926)	1,428	(5,989)
Net income	$2,412	$9,321	$1,959	$5,798

Net income per common share — basic and diluted	$0.05	$0.19	$0.04	$0.12

Weighted-average common shares — basic	48,313,671	48,139,582	48,987,525	48,139,132
Weighted-average common shares — diluted	48,370,418	48,381,455	49,172,633	48,407,337

The Container Store Group, Inc.

Consolidated balance sheets

	December 28,	March 30,	December 29,
(In thousands)	2019	2019	2018
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$13,971	$7,364	$20,969
Accounts receivable, net	29,438	25,568	29,549
Inventory	139,579	108,650	116,006
Prepaid expenses	10,435	10,078	8,877
Income taxes receivable	1,205	1,003	640
Other current assets	11,633	11,705	10,404
Total current assets	206,261	164,368	186,445
Noncurrent assets:
Property and equipment, net	153,515	152,588	151,860
Noncurrent operating lease assets	350,922	—	—
Goodwill	202,815	202,815	202,815
Trade names	224,956	225,150	226,996
Deferred financing costs, net	188	241	259
Noncurrent deferred tax assets, net	1,835	1,912	1,898
Other assets	1,790	1,670	1,749
Total noncurrent assets	936,021	584,376	585,577
Total assets	$1,142,282	$748,744	$772,022

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	December 28,	March 30,	December 29,
(In thousands, except share and per share amounts)	2019	2019	2018
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$56,231	$58,734	$59,571
Accrued liabilities	67,657	67,163	67,775
Revolving lines of credit	—	5,511	—
Current portion of long-term debt	6,953	7,016	7,018
Current operating lease liabilities	63,163	—	—
Income taxes payable	2,504	2,851	1,589
Total current liabilities	196,508	141,275	135,953
Noncurrent liabilities:
Long-term debt	298,758	254,960	297,895
Noncurrent operating lease liabilities	320,536	—	—
Noncurrent deferred tax liabilities, net	48,363	51,702	50,397
Other long-term liabilities	9,947	36,114	36,339
Total noncurrent liabilities	677,604	342,776	384,631
Total liabilities	874,112	484,051	520,584
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,316,559 shares issued at December 28, 2019; 48,142,319 shares issued at March 30, 2019; 48,142,319 shares issued at December 29, 2018	483	481	481
Additional paid-in capital	866,132	863,978	863,119
Accumulated other comprehensive loss	(26,770)	(26,132)	(22,646)
Retained deficit	(571,675)	(573,634)	(589,516)
Total shareholders’ equity	268,170	264,693	251,438
Total liabilities and shareholders’ equity	$1,142,282	$748,744	$772,022

The Container Store Group, Inc.

Consolidated statements of cash flows

	Thirty-Nine Weeks Ended
	December 28,	December 29,
(In thousands) (unaudited)	2019	2018
Operating activities
Net income	$1,959	$5,798
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	28,137	27,352
Stock-based compensation	2,575	1,987
Gain on disposal of assets	(12)	(284)
Loss on extinguishment of debt	—	2,082
Deferred tax benefit	(5,023)	(3,959)
Non-cash interest	1,396	1,886
Other	187	(35)
Changes in operating assets and liabilities:
Accounts receivable	(4,149)	(4,655)
Inventory	(32,127)	(22,013)
Prepaid expenses and other assets	1,216	4,853
Accounts payable and accrued liabilities	3,630	13,475
Net change in lease assets and liabilities	245	—
Income taxes	(547)	(3,564)
Other noncurrent liabilities	1,377	(5,100)
Net cash (used in) provided by operating activities	(1,136)	17,823

Investing activities
Additions to property and equipment	(29,296)	(21,328)
Proceeds from sale of property and equipment	12	915
Net cash used in investing activities	(29,284)	(20,413)

Financing activities
Borrowings on revolving lines of credit	51,335	40,256
Payments on revolving lines of credit	(56,700)	(40,256)
Borrowings on long-term debt	65,000	326,500
Payments on long-term debt	(22,512)	(308,251)
Payment of debt issuance costs	—	(2,384)
Payment of taxes with shares withheld upon restricted stock vesting	(372)	(128)
Net cash provided by financing activities	36,751	15,737

Effect of exchange rate changes on cash	276	(577)

Net increase in cash	6,607	12,570
Cash at beginning of fiscal period	7,364	8,399
Cash at end of fiscal period	$13,971	$20,969

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance.

The Company presents adjusted net income, adjusted net income per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income as net income before restructuring charges, charges related to an Elfa manufacturing facility closure, charges related to the closure of Elfa France operations,  impairment charges related to intangible assets, loss on extinguishment of debt, certain (gains) losses on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our Optimization Plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income per common share - diluted as adjusted net income divided by the diluted weighted average common shares outstanding. We use adjusted net income and adjusted net income per common share -  diluted  to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income and adjusted net income per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash (used in) provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the growth in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate. The Company believes the disclosure of Elfa third-party net sales growth without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income and GAAP net income per common share - diluted.

	Thirteen		Thirty-Nine		Fiscal Year		Fiscal Year
	Weeks Ended		Weeks Ended		2019 Outlook		Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018	Low	High	March 30, 2019
Numerator:
Net income	$2,412	$9,321	$1,959	$5,798	$20,000	$24,900	$21,680
Gain on disposal of real estate (a)	—	(387)	—	(387)	—	—	(374)
Loss on extinguishment of debt (b)	—	—	—	2,082	—	—	2,082
Elfa France closure (c)	(1)	—	402	—	402	402	—
Optimization Plan implementation charges (d)	—	—	—	4,864	—	—	4,864
Taxes (e)	—	(5,391)	(112)	(8,078)	(112)	(112)	(7,820)
Adjusted net income	$2,411	$3,543	$2,249	$4,279	$20,290	$25,190	$20,432

Denominator:
Weighted average common shares outstanding — diluted	48,370,418	48,381,455	49,172,633	48,407,337	49,000,000	49,000,000	48,400,407

Net income per common share — diluted	$0.05	$0.19	$0.04	$0.12	$0.41	$0.51	$0.45
Adjusted net income per common share — diluted	$0.05	$0.07	$0.05	$0.09	$0.41	$0.51	$0.42

(a)	Gain recorded as a result of the sale of a building in Lahti, Finland, recorded in fiscal 2018 in gain on disposal of assets, which we do not consider in our evaluation of our ongoing performance.
(b)	Loss recorded as a result of the amendments made to the Term Loan Facility in fiscal 2018, which we do not consider in our evaluation of our ongoing performance.
(c)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.
(d)

Charges incurred to implement our four-part optimization plan to drive improved sales and profitability, launched during fiscal 2017 (the “Optimization Plan”), which include certain consulting costs recorded in SG&A in fiscal 2018, which we do not consider in our evaluation of ongoing performance.

(e)

Tax impact of adjustments to net income, the tax impact related to the closure of Elfa France operations in the second quarter of fiscal 2019, the tax benefit recorded in the first quarter of fiscal 2018 as a result of a reduction in the Swedish tax rate, and the tax benefit recorded in the third quarter of fiscal 2018 as a result of the finalization of the impact of the Tax Cuts and Jobs Act, which are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net income	$2,412	$9,321	$1,959	$5,798
Depreciation and amortization	9,689	8,887	28,137	27,352
Interest expense, net	5,134	6,008	16,245	21,293
Income tax provision (benefit)	1,886	(3,926)	1,428	(5,989)
EBITDA	$19,121	$20,290	$47,769	$48,454
Pre-opening costs (a)	2,482	691	5,988	1,918
Non-cash lease expense (b)	(355)	101	(1,532)	(1,117)
Stock-based compensation (c)	799	632	2,575	1,987
Loss on extinguishment of debt (d)	—	—	—	2,082
Foreign exchange (gains) losses (e)	(37)	22	(98)	69
Optimization Plan implementation charges (f)	—	—	—	4,864
Elfa France closure (g)	(1)	—	402	—
Other adjustments (h)	(2)	80	(28)	297
Adjusted EBITDA	$22,007	$21,816	$55,076	$58,554

(a)

Non-capital expenditures associated with opening new stores, relocating stores and net costs associated with the opening of the second distribution center,  including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.

(b)

Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments. In the thirteen and thirty-nine weeks ended December 28, 2019, lease expenses associated with the opening of the second distribution center were excluded from Non-cash lease expense and included in Pre-opening costs.

(c)

Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.

(d)	Loss recorded as a result of the amendments made to the Term Loan Facility in fiscal 2018, which we do not consider in our evaluation of our ongoing performance.
(e)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(f)	Charges incurred to implement our Optimization Plan, which include certain consulting costs recorded in SG&A in fiscal 2018, which we do not consider in our evaluation of ongoing performance.
(g)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.
(h)	Other adjustments include amounts our management does not consider in our evaluation of our ongoing operations, including certain severance and other charges.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash (used in) provided by operating activities.

	Thirty-Nine Weeks Ended
	December 28,	December 29,
	2019	2018
Net cash (used in) provided by operating activities	$(1,136)	$17,823
Less: Additions to property and equipment	(29,296)	(21,328)
Free cash flow	$(30,432)	$(3,505)